EXHIBIT 107
Calculation of Filing Fee Table
S-8
(Form Type)
Cenovus Energy Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares issuable pursuant to awards granted under the Performance Share Unit Plan for Employees	457(c) and 457(h)	2,500,000	US$14.68	US$36,700,000	0.00015310	US$5,618.77
Equity	Common Shares issuable pursuant to awards granted under the Restricted Share Unit Plan for Employees	457(c) and 457(h)	4,500,000	US$14.68	US$66,060,000	0.00015310	US$10,113.79
Total Offering Amounts					US$102,760,000		US$15,732.56

Total Fee Offsets							—

Net Fee Due							US$15,732.56
(1)   Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares, no par value (the “Common Shares”), of the Registrant, Cenovus Energy Inc., that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.
(2)   Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on December 17, 2024, which was US$14.68 per share.